UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 12, 2014

EPAM SYSTEMS, INC.
	(Exact name of registrant as specified in its charter)

Delaware	1-35418	223536104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive, Suite 202 Newtown, Pennsylvania		18940
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 267-759-9000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 12, 2014, EPAM Systems, Inc. (“EPAM”) and its wholly owned subsidiaries, EPAM Systems, LLC (“LLC”) and Vested Development, Inc. (“VDI” and together with EPAM and LLC, the “Loan Parties”) replaced their existing bank facility and entered into a new credit facility (the “Revolving Facility”) with a syndicate of lenders. PNC Bank, National Association is serving as the administrative agent and PNC Capital Markets LLC is serving as Lead Arranger and Bookrunner.

The Revolving Facility provides for a five-year $100 million revolving credit facility, with potential to increase further the credit facility to up to $200 million if lenders agree to increase their commitments and EPAM satisfies certain conditions. Borrowings under the Revolving Facility may be denominated in United States Dollars or, up to a maximum of $50 million in British Pounds Sterling, Canadian Dollars, Euros or Swiss Francs (or other currencies as may be approved by the lenders).In general, borrowings under the Revolving Facility bear interest at either a base rate or Euro-rate plus a margin based on the Company’s leverage ratio.

The Revolving Facility allows for borrowings by EPAM, which are guaranteed by LLC and VDI. The obligations of the Loan Parties under the Revolving Facility are secured by substantially all of the assets of EPAM, LLC and VDI, as well as a first-priority pledge of all of the capital stock held by EPAM, LLC and VDI (or, for certain foreign subsidiaries of such parties, a pledge of 65% of the voting capital stock of such subsidiary).

The credit agreement executed in connection with the Revolving Facility (the “Credit Agreement”) contains customary covenants, representations, warranties and events of default. Among the events of default are cross default to other indebtedness in excess of certain threshold amounts; final judgments in excess of certain threshold amounts; insolvency; a change of control of EPAM; and covenant defaults (subject, in some cases, to a grace period).Upon the occurrence of an event of default, the lenders may declare all loans due and payable.

The Credit Agreement includes several business and financial covenants. It restricts the incurrence of additional indebtedness by the Loan Parties and certain of their subsidiaries subject to certain exceptions including, among other things, a basket of up to $20 million of certain unsecured debt. The Credit Agreement contains restrictions on guarantees, investments to other entities, and mergers with and acquisitions of other entities.In general, and subject to certain limitations, acquisitions of other businesses are permitted provided that the Loan Parties’ leverage ratio does not exceed 3.00 to 1.00, measured after giving effect to such acquisition, and they are otherwise in compliance with the covenants contained in the Credit Agreement. There are also restrictions on dispositions of assets, subject to certain exceptions including (among other things) a basket of $20 million for sales, transfers or leases of assets for fair market value in any fiscal year.

In addition to business covenants, there are financial covenants in the Credit Agreement. The financial covenants include a maximum leverage ratio of 3.00 to 1.00 and a minimum interest coverage ratio of 3.00 to 1.00, each measured at the end of each fiscal quarter in accordance with the terms of the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be a complete description of the parties’ rights and obligations under the Credit Agreement and the other documents and transactions contemplated by the Credit Agreement. As such, the foregoing description is qualified in its entirety by reference to the complete text of the Credit Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

Effective September 12, 2014, the Revolving Facility replaces the Loan Parties’ credit facility evidenced by that certain Credit Agreement by and among EPAM, as Borrower, the Guarantors party thereto, and PNC Bank, National Association, as Lender; the Guaranty and Suretyship Agreement between LLC and VDI, and PNC Bank, National Association; the Security Agreement between EPAM, LLC and VDI, and PNC Bank, National Association; and the Pledge Agreement to loan documents between EPAM, LLC and VDI and PNC Bank, National Association, all dated as of January 15, 2013.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits
(d) Exhibits

10. 1 Credit Agreement dated as of September 12, 2014 with the lenders party thereto and PNC Bank, National Association, as Administrative Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPAM SYSTEMS, INC.

Date: September 15, 2014	By:	/s/ Anthony J. Conte
		Name:	Anthony J. Conte
		Title:	Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement dated as of September 12, 2014 with the lenders party thereto and PNC Bank, National Association, as Administrative Agent